Exhibit 3.2

CONFORMED COPY

Dated 21 December 1995
As amended by an Agreement dated 2 April1998 pursuant to Special Resolutions passed on 13 February 1998 and 16 February 1998

As amended pursuant to Special Resolutions dated 14 April 2005 and 29 April 2005

RIO TINTO LIMITED

and

RIO TINTO PLC

DLC MERGER SHARING AGREEMENT

One Silk Street
London EC2Y 8HQ

Telephone (44-20) 7456 2000
Facsimile (44-20) 7456 2222

Ref

This Agreement is made on 21 December 1995 between:

(1)	Rio Tinto Limited (ACN 004 458 404), formerly CRA Limited[1], a company incorporated in Victoria, Australia whose registered office is at 55 Collins Street, Melbourne, 3000, Victoria, Australia (“RTL”); and

(2)	Rio Tinto plc, formerly The RTZ Corporation plc[1], a company incorporated in England with registered number 719885 whose registered office is at 6 St James’s Square, London SW1Y 4LD, England (“RTP”).

Whereas:

(A)	Following announcements made on 9 October 1995, RTL and RTP entered into an Implementation Agreement on 3 November 1995 pursuant to which RTL and RTP have agreed to do certain acts and things to implement the DLC Merger of RTL and RTP.

(B)	RTL Shareholder SVC has agreed to exercise the voting rights attached to the RTP Special Voting Share in accordance with the RTL Shareholder Voting Agreement and RTP Shareholder SVC and RTAH have agreed that RTAH shall procure that Tinto Holdings Australia Pty Limited shall vote its RTL Ordinary Shares and that RTP Shareholder SVC shall vote the RTL Special Voting Share in accordance with the RTP Shareholder Voting Agreement.

(C)	RTL and RTP wish to agree upon the terms of the ongoing relationship between them following the DLC Merger, including the implementation of the principles relating to distributions to be made by RTL and RTP in accordance with Schedules 1 and 2 to this Agreement.

1	Interpretation

The headings shall not affect the interpretation of this Agreement, and in this Agreement, unless the context otherwise requires:

1.1	Definitions

“Aggregate Publicly-held Ordinary Shares” means all of the Publicly-held RTL Ordinary Shares and all of the Publicly-held RTP Ordinary Shares from time to time;

“Applicable Exchange Rate” means, in relation to any proposed dividend or other distribution by RTL or RTP, the closing mid-point spot Australian dollar-sterling exchange rate on the Business Day before the Dividend Determination Date relating to the dividends or other distributions to be paid or made by RTL and RTP (as shown in the London Edition of the Financial Times, or such other point of reference as the parties shall agree), or such other spot Australian dollar-sterling exchange rate or average Australian dollar-sterling exchange rate as at such other date (or over such period) before a Dividend Determination Date as the Board of RTL and the Board of RTP shall agree;

“Applicable Regulation” means, in the case of RTL, applicable Australian law and regulations (including listing rules) and, in the case of RTP, applicable English law and regulations (including listing rules and guidelines with which companies listed on the London Stock Exchange customarily comply), in each case for the time being in force and taking account of all waivers or variations from time to time applicable (in particular situations or generally) to RTL or, as the case may be, RTP;

[1]	The RTZ Corporation PLC changed its name to Rio Tinto plc and CRA Limited changed its name to Rio Tinto Limited in each case with effect from 2 June 1997.

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“Associate” has the meaning given to it in Section 9 of the Corporations Law (as amended from time to time);

“Associated Tax Credit” means, in relation to any dividend or other distribution payable or proposed to be paid by either RTL or RTP, the amount of any imputed or associated tax credit or rebate or exemption (or the value of any other similar associated tax benefit including but not limited to Australian Franking Credits) which would be available to a shareholder receiving or entitled to receive the dividend together with the amount of any credit or benefit in respect of any tax required to be deducted or withheld from the dividend or other distribution by or on behalf of the paying company;

“Australian dollars” means the lawful currency from time to time of Australia;

“Australian Franking Credits” means the franking rebate which certain non-corporate Australian resident recipients of franked dividends or other distributions paid by RTL may be entitled to claim pursuant to Part IIIAA of the Income Tax Assessment Act 1936 of Australia, as amended or re-enacted from time to time;

“Australian Stock Exchange” means the Australian Stock Exchange Limited (ACN 008 624 691) or any successor to that body;

“Board” means the Board of RTL or the Board of RTP as the case may require;

“Board of RTL” means the board of directors of RTL (or a duly appointed committee of that board) from time to time;

“Board of RTP” means the board of directors of RTP (or a duly appointed committee of that board) from time to time;

“Business Day” means a day on which banks are ordinarily open for business in both London and Melbourne, excluding Saturdays and Sundays;

“Class Rights Action” means any of the actions listed in Clause 5.1;

“Companies Act Subsidiary” has the meaning ascribed to the term “subsidiary” in Section 736 of the Companies Act 1985 and shall mean when used in reference to a company any subsidiary of that company from time to time;

“Completion” means the time at which the steps set out in Clause 5 of the Implementation Agreement have been completed;

“Corporations Law” has the meaning given to it by Section 13(2) of the Corporations (Victoria) Act 1990 of Victoria, Australia and includes a reference to the Corporations Regulations referred to in that section;

“Corporations Law Subsidiary” has the meaning given to “subsidiary” in Section 9 of the Corporations Law and when used in relation to a body corporate means any subsidiary of that body corporate from time to time;

“Current Market Price” has the meaning given to it in paragraph 5.1.6 of Schedule 2;

“Dividend Determination Date” means the date on which the Board of RTL and the Board of RTP resolve to pay any dividend or to make any other distribution (or if they resolve on different dates to pay or make parallel dividends or other distributions, the later of those dates);

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“DLC Merger” means the merger of RTL and RTP so that, inter alia, RTL and RTP have a unified management structure and so that the businesses of both the RTL Group and the RTP Group are run on a unified basis;

“Equalisation Fraction” means the Equalisation Ratio expressed as a fraction with the numerator being the number relating to the RTL Ordinary Shares and the denominator being the number relating to the RTP Ordinary Shares;

“Equalisation Ratio” means the ratio of the dividend, capital and voting rights per RTL Ordinary Share to the dividend, capital and voting rights per RTP Ordinary Share (which shall be 1:1 immediately following the RTL Bonus Issue), which shall be subject to adjustment in accordance with Clause 5.1.2(d) and paragraph 5 of Schedule 2;

“Equalisation Share” means, in relation to RTL, the RTL Equalisation Share and, in relation to RTP, the RTP Equalisation Share;

“Financial Period” means a financial year of either RTL or RTP or any other period for which both of their accounts may by mutual agreement be made up;

“Group” means, in relation to RTL, the RTL Group and, in relation to RTP, the RTP Group as the context requires;

“Implementation Agreement” means the Agreement headed “DLC Merger Implementation Agreement” entered into between RTL and RTP on 3 November 1995;

“Intellectual Property” means trade marks, service marks, trade names, business names, logos, get-up, patents, inventions, registered and unregistered design rights, copyrights, rights of extraction relating to databases, and all other similar proprietary rights which may subsist in any part of the world, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations;

“Joint Decision” means the approval of any Joint Decision Matter in accordance with Clause 6;

“Joint Decision Matter” means any of the matters listed in Clause 6.1;

“Limiting Restriction” has the meaning given to it in Clause 5.1.1;

“Liquidation Exchange Rate” means, as at any date, the closing mid-point spot Australian dollar-sterling exchange rate on the Business Day before such date (as shown in the London Edition of the Financial Times, or such other point of reference as the auditors of RTL and the liquidators of RTP or the auditors of RTP and the liquidators of RTL or the liquidators of both RTL and RTP, as the case may be, may determine or, where Clause 11 applies, as the merchant banks agree or the third party merchant bank determines);

“London Stock Exchange” means London Stock Exchange Ltd. or any successor to that body;

“Market Value” means, in respect of an issue of a relevant share or security, the weighted average sale price derived from the Australian Stock Exchange (in the case of RTL) and the middle market quotation derived from the London Stock Exchange Daily Official List (in the case of RTP) in each case on the dealing day immediately preceding the date on which any such issue is publicly announced except that in the case of an allotment of RTP Ordinary Shares pursuant to Article 127 of the RTP Memorandum and Articles it shall mean the value of an RTP Ordinary Share as defined in paragraph (D) of that Article and in the case of an allotment of RTL Ordinary Shares by way of dividend it shall mean the weighted average sale price of an RTL Ordinary Share derived from the Australian Stock Exchange over the five business days (being trading days of the Australian Stock Exchange) prior to the books closing date in respect of that dividend;

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“Matching Offers” means offers by way of rights either by both RTL and RTP to their respective holders of Ordinary Shares or by RTL on its own or by RTP on its own to both the holders of RTL Ordinary Shares and the holders of RTP Ordinary Shares which, so far as is practicable, take place contemporaneously and which the auditors of RTL have certified do not materially disadvantage a holder of a RTL Ordinary Share in comparison with a holder of a RTP Ordinary Share and which the auditors of RTP have certified do not materially disadvantage a holder of a RTP Ordinary Share in comparison with a holder of an RTL Ordinary Share;

“Net Dividend Amount” means, in relation to either RTL or RTP, the amount of the dividend or other distribution payable or proposed to be paid or made by the relevant company at any particular time on its Ordinary Shares, before deduction of any amount in respect of tax required to be deducted or withheld from the dividend or other distribution by or on behalf of the company paying or making the same and excluding the amount of any Associated Tax Credit, all such amounts being expressed in the currency of payment and on a per share basis;

“Ordinary Shares” means, in relation to RTL, the RTL Ordinary Shares and, in relation to RTP, the RTP Ordinary Shares;

“Publicly-held RTL Ordinary Shares” means RTL Ordinary Shares the beneficial owners of which are not members of the RTP Group;

“Publicly-held Ordinary Shares” means, in relation to RTL, Publicly-held RTL Ordinary Shares and, in relation to RTP, Publicly-held RTP Ordinary Shares;

“Publicly-held RTP Ordinary Shares” means RTP Ordinary Shares the beneficial owners of which are not members of the RTL Group;

“Publicly-held RTP Voting Shares” means RTP Ordinary Shares and RTP Voting Preference Shares, the beneficial owners of which in each case are not members of the RTL Group;

“Publicly-held Shares” means, in relation to RTL, Publicly-held RTL Ordinary Shares and, in relation to RTP, Publicly-held RTP Voting Shares;

“RTAH” means Rio Tinto Australian Holdings Limited, formerly RTZ Australian Holdings Limited, a company incorporated in England with registered number 464176, whose registered office is at 6 St James’s Square, London SW1Y 4LD;

“RTL Bonus Issue” means the bonus issue of 7.5 RTL Ordinary Shares for each 100 RTL Ordinary Shares to take place following Completion;

“RTL Deed Poll Guarantee” means the deed of even date herewith whereby RTL guarantees the obligations of RTP for the benefit of certain present and future creditors of RTP, as amended from time to time;

“RTL Entrenched Provision” has the meaning given to it in the RTL Memorandum and Articles;

“RTL Equalisation Share” means the equalisation share of A$2 in RTL;

“RTL Group” means RTL and its Subsidiaries from time to time and a member of the RTL Group means any one of them;

“RTL Memorandum and Articles” means the Memorandum and Articles of Association of RTL which will be in effect immediately following Completion, as amended from time to time;

“RTL Ordinary Shares” means the issued ordinary shares of A$2 each in RTL from time to time;

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“RTL Shareholder SVC” means RTL Shareholder SVC Limited, a company incorporated in England with registered number 3115178 whose registered office is at Princes House, 95 Gresham Street, London EC2V 7LY or such other company as replaces RTL Shareholder SVC Limited pursuant to the terms of the RTL Shareholder Voting Agreement;

“RTL Shareholder Voting Agreement” means the agreement of even date herewith entered into between RTL Shareholder SVC, The Law Debenture Trust Corporation p.l.c., RTL and RTP relating, inter alia, to how the RTP Special Voting Share is to be voted, as amended from time to time;

“RTL Special Voting Share” means the special voting share of A$2 in RTL;

“RTP Deed Poll Guarantee” means the deed of even date herewith whereby RTP guarantees the obligations of RTL for the benefit of certain present and future creditors of RTL, as amended from time to time;

“RTP Entrenched Provision” has the meaning given to it in the RTP Memorandum and Articles;

“RTP Equalisation Share” means the equalisation share of 10p in RTP;

“RTP Group” means RTP and its Subsidiaries from time to time and a member of the RTP Group means any one of them;

“RTP Memorandum and Articles” means the Memorandum and Articles of Association of RTP which will be in effect immediately following Completion, as amended from time to time;

“RTP Ordinary Shares” means the issued ordinary shares of 10p each in RTP from time to time;

“RTP Shareholder SVC” means RTP Shareholder SVC Pty Limited (ACN 070 481 908), a company incorporated in Victoria, Australia, whose registered office is at 27th Floor, 530 Collins Street, Melbourne, 3000, Victoria, Australia or such other company as replaces RTP Shareholder SVC Pty Limited pursuant to the terms of the RTP Shareholder Voting Agreement;

“RTP Shareholder Voting Agreement” means the Agreement of even date herewith entered into between RTP Shareholder SVC, The Law Debenture Trust Corporation p.l.c., RTP, RTAH and RTL relating, inter alia, to how the RTL Special Voting Share and the RTL Ordinary Shares held at the date of this Agreement by Tinto Holdings Australia Pty Limited are to be voted, as amended from time to time;

“RTP Special Voting Share” means the special voting share of 10p in RTP;

“RTP Voting Preference Shares” means, in relation to any matter at any time, the Preference Shares (as defined in the RTP Memorandum and Articles) the holders of which would, if that matter were being considered at a general meeting of the shareholders of RTP at that time, be entitled to vote thereon;

“Special Voting Share” means, in relation to RTP, the RTP Special Voting Share and, in relation to RTL, the RTL Special Voting Share;

“sterling” means the lawful currency from time to time of the United Kingdom;

“Subsidiary” means, in the case of RTL, a Corporations Law Subsidiary and, in the case of RTP, a Companies Act Subsidiary.

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1.2	This Agreement

References to this Agreement are to this Agreement as amended from time to time and shall include its Schedules; references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement.

1.3	Currencies

References in this Agreement to “A$” and “cents” are to Australian dollars and cents and to “£” and “p” are to pounds sterling and to pence sterling or to such other currencies for the time being of Australia and the United Kingdom respectively.

1.4	Genders etc.

Words denoting the singular number only shall include the plural number also and vice versa; words denoting one gender shall include the other genders; and words denoting individuals only shall include firms and corporations and vice versa.

1.5	Statutory References

References in this Agreement to any statute are, except where otherwise expressly provided and without prejudice to Clause 17.5 or the definition of “Applicable Regulation”, to that statute as in force at the date of this Agreement (and not to that statute as amended from time to time).

1.6	Resolutions

References to resolutions of the holders of Publicly-held Shares of either party shall be deemed to include resolutions of the members or the relevant class of members of the party concerned on which only holders of Publicly-held Shares have cast their votes or resolutions which would have been duly passed (or not passed as the case may be) if the votes attaching to the non Publicly-held Shares had not been cast, and references to votes being disregarded shall be construed accordingly. References to procedural resolutions comprise all resolutions put to a general meeting of shareholders which were not included in the notice of such meeting but nevertheless fall to be considered by that meeting. References to an “equivalent resolution” mean a resolution considered at the most nearly contemporaneous general meeting of the shareholders of the other company which bears a close relationship to the relevant resolution being considered at a general meeting of the shareholders of the first company, so that for example (but without limitation) a resolution to appoint or remove an individual as a director of RTP, to appoint or remove the auditors of RTP or to receive and adopt the accounts of RTP would, if no resolution considering such matters in relation to RTL were put to the RTL general meeting, be the “equivalent resolution” to a resolution relating to the appointment or removal of the same individual as a director of RTL, the appointment or removal of the same international firm of auditors as RTL’s auditors or the receipt or adoption of RTL’s accounts as the case may be and vice versa.

1.7	Rights Issues

References to offers by way of rights include offers which are subject to such exclusions or other arrangements as the Board of RTL or the Board of RTP, as the case may be, may deem necessary or expedient in relation to fractional entitlements or legal or practical problems under the laws of, or the requirements of any recognised regulatory body or any stock exchange in, any territory.

2	Management of the Businesses

Each party will do, and agrees to procure that each of its Subsidiaries will do, all acts and things which may be necessary or desirable to ensure that the businesses of the RTL Group and the RTP Group are managed on a unified basis for the benefit of the shareholders of RTL and RTP as a combined group and that full effect is given to this Agreement.

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3	Boards of RTL and RTP

Each party will do all acts and things necessary and within their respective powers to ensure that the board of directors of RTL and the board of directors of RTP comprise the same individuals.

4	Equalisation of Distributions

The parties will give effect to the provisions of Schedules 1 and 2.

5	Separate Approvals of Class Rights Actions

5.1	Restriction on certain actions

5.1.1	If either RTL or RTP proposes to take any of the following actions:

(a)	to offer to the holders of its existing Ordinary Shares generally shares or other securities for subscription or purchase:

(i)	by way of rights (otherwise than by Matching Offers), where the proposed offer (when aggregated with (A) any previous offers by either company of shares or other securities for cash by way of rights or otherwise, but not under Matching Offers, (B) any sales, other than intra RTP Group sales, by a member of the RTP Group of RTL Ordinary Shares, and (C) any sales, other than intra RTL Group sales, by a member of the RTL Group of RTP Ordinary Shares, in each case in the relevant period) exceeds the then most Limiting Restriction that for the time being would be applicable were shares or other securities of the relevant description proposed to be offered in fact offered for cash otherwise than pro-rata by way of rights to existing shareholders of the relevant class either by RTL or by RTP; or

(ii)	otherwise than by way of rights, at below Market Value; or

(b)	to do anything, other than actions listed in Clause 5.1.2, 5.1.3 or 5.1.4, which the Board of RTL and the Board of RTP agree (either in a particular case or generally) should be treated as a Class Rights Action under this Clause 5.1.1, each of them agrees with the other that it shall only take such action after it has been approved by:

(i)	the consent in writing of the holder of the Special Voting Share in the company proposing the action, which consent shall only be given following the passing of an ordinary resolution approving the action by the holders of Publicly-held Shares of the other company; and

(ii)	such ordinary or special resolutions (if any) as are required by Applicable Regulation of the company proposing to take such action on which only holders of Publicly-held Shares in that company have voted.

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In this Clause 5.1.1 the term “Limiting Restriction” refers to the limit (if any) on offers for cash (otherwise than pro-rata by way of rights to existing holders of Ordinary Shares) of shares or other securities existing under restrictions for the time being applicable to RTL or RTP under Applicable Regulation, and for the purpose of ascertaining the most Limiting Restriction at any time in any situation:

(a)	a restriction applicable to RTL shall be treated as also applicable to RTP (converting the restrictions, expressed in terms of a number of RTL shares, into a number of RTP shares by application of the Equalisation Ratio), and vice versa in relation to a restriction applicable to RTP;

(b)	a restriction expressed in terms of a nominal amount of RTP’s equity share capital shall be treated as if it related to the number of RTP Ordinary Shares represented by that nominal amount and then converted into a number of RTL Ordinary Shares by application of the Equalisation Ratio and any restriction in relation to RTL shall be similarly treated;

(c)	a restriction (when expressed as a number of RTL Ordinary Shares or RTP Ordinary Shares) that, under Applicable Regulation, has been derived by application of a percentage to a number or nominal amount of RTL Ordinary Shares and/or number or nominal amount of RTP Ordinary Shares rather than to the number of the Aggregate Publicly-held Ordinary Shares (taking into account the application of the Equalisation Ratio as described in paragraphs (a) and (b) above) shall be adjusted to the number that would have been derived from the application of such percentage to the number of the Aggregate Publicly-held Ordinary Shares (after so taking into account the application of the Equalisation Ratio); and

(d)	any restriction under Applicable Regulation which comes into force in relation to either RTL or RTP after the date hereof which does not fall within (a), (b) or (c) above shall be applied to the Aggregate Publicly-held Ordinary Shares in the way in which the Board of RTL and the Board of RTP agree best reflects the rationale underlying paragraphs (a), (b) and (c) above, and the term “relevant period” refers to the period by reference to which any limitation imposed by Applicable Regulation applies.

5.1.2	If either RTL or RTP proposes to take any of the following actions:

(a)	to reduce or redeem its own Ordinary Share capital by way of a capital repayment to the holders of its Ordinary Shares or a cancellation of unpaid Ordinary Share capital;

(b)	to purchase its own Ordinary Shares (except for such a purchase at, around or below prevailing market prices for those shares where the purchase occurs in accordance with Applicable Regulation);[2]

(c)	to go into voluntary liquidation;

[2]	At the Annual General Meetings of RTP and RTL held on 13 May and 27 May 1998 respectively special resolutions were passed providing that any future purchases of shares in either company by itself and any purchases of shares in RTP by RTL (or any of its subsidiaries) will require no future renewal of shareholder approval (for the purposes of the Sharing Agreement and the Articles of Association of RTP and RTL) except to the extent required by relevant UK or Australian law and Stock Exchange Rules and provided that such purchases are made at or around the prevailing market price.

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(d)	to adjust the Equalisation Ratio otherwise than in accordance with paragraph 5 of Schedule 2;

(e)	to amend the terms of, or terminate, this Agreement, the RTL Shareholder Voting Agreement or the RTP Shareholder Voting Agreement other than, in the case of the RTL Shareholder Voting Agreement or the RTP Shareholder Voting Agreement an amendment to conform such agreement with the terms of this Agreement or, in any case, by way of formal or technical amendment which is not materially prejudicial to the interests of the shareholders of either party or is necessary to correct any inconsistency or manifest error or is by way of an amendment agreed between the parties pursuant to Clause 17.6 or the equivalent provision of any other such document;

(f)	to do anything, other than actions listed in Clause 5.1.3 or 5.1.4, which the Board of RTL and the Board of RTP agree (either in a particular case or generally) should be treated as a Class Rights Action under this Clause 5.1.2 each of them agrees with the other that it shall only take such action after it has been approved by:

1.	the consent in writing of the holder of the Special Voting Share in the company proposing the action, which consent shall only be given following the passing of a special resolution approving the action by the holders of Publicly-held Shares of the other company; and

2.	a special resolution of the holders of Publicly-held Shares in the company proposing the action.

5.1.3	If it is proposed to amend, remove or alter the effect of (which for the avoidance of doubt shall be taken to include the ratification of any breach of) any RTP Entrenched Provision or to amend, remove or alter the effect of any other provision of the RTP Memorandum and Articles which amendment, removal or alteration the Board of RTL and the Board of RTP agree should be treated as subject to this Clause 5.1.3, then such action shall require approval by a special resolution of the shareholders of RTP (on which no member of the RTL Group has cast a vote or on which any votes cast by a member of the RTL Group have been disregarded) on which, if the proposed amendment, removal or alteration has not, by the time of the closing of the poll on such resolution, been approved by a special resolution of the holders of Publicly-held RTL Ordinary Shares, the voting rights of the RTP Special Voting Share shall be increased to such extent as is necessary to defeat the resolution (and in that event the holder of the RTP Special Voting Share shall be bound to vote such Share to defeat the resolution). The holder of the RTP Special Voting Share shall otherwise not be entitled to vote on such a resolution.

5.1.4	If it is proposed to amend, remove or alter the effect of (which for the avoidance of doubt shall be taken to include the ratification of any breach of) any RTL Entrenched Provision or to amend, remove or alter the effect of any other provision of the RTL Memorandum and Articles which amendment, removal or alteration the Board of RTL and the Board of RTP agree should be treated as subject to this Clause 5.1.4, then such action shall require:

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(a)	the consent in writing of the holder of the RTL Special Voting Share (which shall be given if the proposed amendment, removal or alteration has been approved by a special resolution of the holders of Publicly-held RTP Voting Shares, and otherwise shall be withheld); and

(b)	approval by a special resolution of the shareholders of RTL (on which no member of the RTP Group has cast a vote or on which any votes cast by a member of the RTP Group have been disregarded) on which, if the proposed amendment, removal or alteration has not, by the time of the closing of the poll on such resolution, been approved by a special resolution of the holders of Publicly-held RTP Voting Shares, the voting rights of the RTL Special Voting Share shall be increased to such extent as is necessary to defeat the resolution (and in that event the holder of the RTL Special Voting Share shall be bound to vote such share to defeat the resolution). The holder of the RTL Special Voting Share shall otherwise not be entitled to vote on such a resolution.

5.2	Obligations to convene meetings

Each party agrees that, if the other so requests, in relation to a proposal by the other to effect a Class Rights Action, its Board will as soon as practicable convene a general meeting of shareholders to consider and, if thought fit, pass the necessary resolutions approving such matter.

6	Joint Decisions, Polls and Discretionary Matters

6.1	Submission of Joint Decisions to meetings of both companies

Each of the following matters shall be submitted for approval by a resolution of the company affected by the matter and by an equivalent resolution in the other company, each by the same majority (i.e. both by ordinary or both by special resolution) to separate meetings of the shareholders of both RTL and RTP (including, for the avoidance of doubt, the holders of the Special Voting Shares), whether or not such approval is required by Applicable Regulation or otherwise:

(a)	the appointment or removal of a director of RTL and/or RTP;

(b)	the receipt or adoption of the annual accounts of RTL and/or RTP (if shareholders are to be asked to vote on the receipt or adoption of such accounts);

(c)	a change of name by RTL and/or RTP;

(d)	any proposed acquisition or disposal and any proposed transaction with a substantial shareholder, director or other related party which (in any case) is required under Applicable Regulation to be authorised by shareholders;

(e)	the appointment or removal of the auditors of RTL and/or RTP;

(f)	the creation of a new class of shares (or securities convertible into, exchangeable for or granting rights to subscribe for or purchase shares of a new class) in RTL or RTP;

(g)	a change of the corporate status or reregistration of RTL or RTP;

(h)	a matter referred to in Clause 9.2; and

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(i)	any other matter which both the Board of RTL and the Board of RTP decide (either in a particular case or generally) should be decided upon by Joint Decision.

If a particular matter would otherwise fall both within Clause 5.1 and within Clause 6.1, then it shall be treated as falling within Clause 5.1.

6.2	Timing of meetings

If a matter requires a Joint Decision, each party shall do all such acts and things as may be necessary to ensure that the relevant annual or extraordinary general meetings, as appropriate, are held on the same day, or as closely in time to each other as practicable (taking into account the fact that some or all of the directors of RTL and RTP may wish to attend both meetings).

6.3	Poll

Each of RTL and RTP agrees with the other that any resolution put to its general meeting in relation to which the RTL Special Voting Share or the RTP Special Voting Share is or may be entitled to vote pursuant to Clause 5.1 or Clause 6.1 shall be decided on by a poll.

6.4	Timing of Poll

6.4.1	RTL agrees with RTP that any poll on which the RTL Special Voting Share is or may be entitled to vote shall (as regards the RTL Special Voting Share and the RTL Ordinary Shares held by any member of the RTP Group) be kept open for such time as to allow a general meeting of RTP to be held and for the votes attaching to the RTL Ordinary Shares held by any member of the RTP Group and the RTL Special Voting Share to be calculated and cast on such poll, although such poll may be closed earlier in respect of shares of other classes and/or RTL Ordinary Shares held by persons other than any member of the RTP Group.

6.4.2	RTP agrees with RTL that any poll on which the RTP Special Voting Share is entitled to vote shall (as regards the RTP Special Voting Share) be kept open for such time as to allow a general meeting of RTL to be held and for the votes attaching to the RTP Special Voting Share to be cast on such poll, although such poll may be closed earlier in respect of shares of other classes.

6.5	Discretionary Matters

The parties agree that:

(a)	the Board of RTL and the Board of RTP may by agreement decide to seek the approval of such majority of the shareholders (or any class of shareholders) of either or both of RTL and RTP on any matter which would not otherwise require such an approval (or such a high approval threshold); and

(b)	on any matter which by Applicable Regulation or by virtue of the provisions of the RTL Memorandum and Articles or the RTP Memorandum and Articles requires approval of the shareholders of either or both of RTL and RTP (apart from those matters for which express provision is made in this Agreement), the Board of RTL and the Board of RTP may by agreement decide that such matter shall be deemed to be a Class Rights Action requiring approval in accordance with Clause 5.1.1 or Clause 5.1.2 or a Joint Decision Matter requiring approval as a Joint Decision or whether the matter requires only the approval of the holders of Publicly-held RTL Ordinary Shares or of the holders of Publicly-held RTP Voting Shares provided

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that, on any procedural resolution to be voted on at a meeting of shareholders of RTL at which a Joint Decision Matter is to be considered, such procedural resolution may be voted on by the holder of the RTL Special Voting Share and by any member of the RTP Group that holds beneficially any RTL Ordinary Shares and on any procedural resolution to be voted on at a meeting of shareholders of RTP at which a Joint Decision Matter is to be considered, such procedural resolution may be voted on by the holder of the RTP Special Voting Share.

7	Voting Restrictions

7.1	RTL

RTL shall procure that no voting rights for the time being attaching to any RTP Ordinary Shares or RTP Voting Preference Shares beneficially owned by any member of the RTL Group are exercised on any resolution put to a shareholders meeting of RTP.

7.2	RTP

RTP shall procure that no voting rights for the time being attaching to any RTL Ordinary Shares beneficially owned by any member of the RTP Group are exercised on any resolution put to a shareholders meeting of RTL except a resolution approving a Joint Decision or a procedural resolution at a meeting at which a Joint Decision Matter is considered.

8	Information and Intellectual Property

8.1	Disclosure

Subject to any relevant obligation owed to a third party and to Clause 8.4, each party shall disclose, and agrees to procure that each of its Subsidiaries shall disclose, to the other all information (including Intellectual Property rights) from time to time relating to their respective businesses and agrees to use, and to procure that its Subsidiaries shall use, all reasonable endeavours either:

(a)	to obtain a waiver of any relevant obligation owed to a third party to the extent that such obligation would prevent disclosure to the other of any information; or

(b)	to obtain the third party’s acceptance that members of the RTL Group or members of the RTP Group, as the case may be, are to be treated as permitted recipients under the terms of the relevant confidentiality agreement.

8.2	Confidentiality

Each party undertakes to treat as confidential in accordance with the terms of any relevant confidentiality agreement, and procure that each of its Subsidiaries shall so treat as confidential, any confidential information disclosed to it or to its Subsidiaries pursuant to Clause 8.1.

8.3	Intellectual Property

To the extent to which it has the right to do so and subject to Clause 8.4, each party (the “first party”) shall permit members of the Group of the other to use, in the course of their respective businesses, the Intellectual Property which the first party or its Subsidiaries is entitled to use in the course of its or their respective businesses. Any such permission shall be on such terms as may reasonably be required to protect the rights subsisting in such

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Intellectual Property. To the extent that RTL and RTP and their respective Subsidiaries do not have the right to permit members of the Group of the other to use their Intellectual Property, each of RTL and RTP shall use, and procure that its Subsidiaries shall use, all reasonable endeavours to obtain such permission whenever requested by the other to do so.

8.4	Payment of Fees

Each party acknowledges that it may be necessary or desirable for fees to be charged in respect of the supply or provision of information or Intellectual Property or other services or benefits pursuant to this Agreement, including without limit in circumstances where relevant tax laws in force from time to time require determination of an arm’s length consideration in respect of transactions between associated enterprises. If either or both of the parties determine it is necessary or desirable that a fee should be charged in respect of a transaction, the parties shall as soon as practicable negotiate in good faith and agree a reasonable arm’s length fee appropriate for the transaction concerned provided that this Clause shall not apply to the parties’ obligations to make any equalisation payments, including without limitation any obligation under Clause 4, Clause 11, Schedule 1 or Schedule 2.

9	Change of Control of Either RTL or RTP

9.1	Enforcement of Articles

RTP and RTL shall co-operate with each other in the enforcement of the provisions of Article 64 of the RTP Memorandum and Articles and Article 145 of the RTL Memorandum and Articles.

9.2	Acceptance of a takeover offer for RTL

RTP agrees with RTL that if a third party (either alone or with its Associates) has made an offer to shareholders generally to acquire RTL Ordinary Shares, RTP shall procure that while such offer remains open for acceptance no member of the RTP Group which holds RTL Ordinary Shares beneficially or on behalf of another member of the RTP Group shall accept such offer in respect of, or otherwise dispose of, any RTL Ordinary Shares or any interest therein without the approval of an ordinary resolution by Joint Decision on which any votes of the offeror or its Associates (apart from persons who are Associates by virtue of having accepted, or submitted forms of acceptance or irrevocable undertakings to accept, an offer for their RTL Ordinary Shares or RTP Ordinary Shares) shall be disregarded.

10	Accounting Matters

The parties agree:

(a)	so far as may be permitted by law, to adopt the same accounting policies and apply the same accounting practices;

(b)	to ensure that each of their Financial Periods ends on the same date; and

(c)	unless and until the shareholders decide otherwise by Joint Decision, that each of their auditors shall be part of the same international accounting firm.

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11	Equalisation of Assets on Termination

11.1	On the termination of this Agreement howsoever arising (otherwise than on the final winding up of RTL or RTP), each party will instruct a merchant bank of international repute to certify, within 6 weeks after being instructed to do so, the value of the net assets of such party as at the date of termination, and within a further 4 weeks thereafter to approve the value of the net assets of the other party as so certified. The Board of RTL and the Board of RTP shall ensure that the same principles of valuation are adopted in respect of the valuation of each company by such merchant banks. If within such 4 week period such merchant banks are unable to agree the value of the net assets of either or both parties, then the dispute shall be referred to a third merchant bank of international repute (which shall act as expert and not as arbitrator) appointed by agreement between the parties, or failing such agreement within 7 days of the end of that 4 week period by the President for the time being of the Law Society in England and Wales, and such third merchant bank will be instructed by the parties to finish its determination within a further 4 weeks of being appointed (or such longer period as the parties may agree). The agreement of the merchant banks appointed by the parties, or as the case may be the decision of the third merchant bank, shall be final and binding on the parties.

11.2	If the ratio of the values determined in accordance with Clause 11.1 (applying the Liquidation Exchange Rate or such other rate as such merchant bank or banks shall determine or agree) of the net assets per Publicly-held RTL Ordinary Share to the net assets per Publicly-held RTP Ordinary Share does not equal the Equalisation Ratio at the date of termination of this Agreement, then a payment will be made by one party to the other of such amount as will result in that ratio after such payment (and after making provision for any tax in respect of the receipt or making of such payment and after taking account of any offsetting tax credits or losses having regard to the proposed method of making the payment) being equal to the Equalisation Ratio at such date.

11.3	Termination of this Agreement shall be without prejudice to the rights and obligations of the parties under this Clause 11.

11.4	The costs of any third merchant bank appointed pursuant to Clause 11.1 are to be borne as it decides.

12	Stock Exchange Obligations

Each of RTL and RTP will, and so far as it is able will ensure that each of its Subsidiaries will, ensure that it is in a position to comply with obligations imposed on it by all stock exchanges on which either or both of their shares are from time to time listed, quoted or traded. In particular, each party will provide to the other party all information reasonably required by the other party for the purpose of making announcements to any such stock exchange and will use all reasonable endeavours to ensure, as far as practicable, that they co-ordinate the content and timing of release of announcements required by each such stock exchange.

13	Issue of Equalisation Shares

The parties agree that the Board of RTL and the Board of RTP may agree to the simultaneous issue of the RTL Equalisation Share to a member of the RTP Group and of the RTP Equalisation Share to a member of the RTL Group in each case against payment of the nominal value thereof and that neither RTP nor RTL shall issue its Equalisation Share unless the Board of RTP and the Board of RTL shall have agreed to such issue and to the simultaneous issue of the Equalisation Share in the other company.

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14	Relationship with other Documents

In the event of any conflict between this Agreement on the one hand and on the other hand either of the RTL Memorandum and Articles or the RTP Memorandum and Articles the parties shall use all reasonable endeavours to ensure that any required amendment to the RTL Memorandum and Articles or the RTP Memorandum and Articles, as is appropriate, is proposed at general meetings of RTL and/or as the case may be RTP in order to conform it or them with the provisions of this Agreement.

15	Restrictions on Share Dealing

15.1	Limits on dealings

Subject to Clause 15.2, each party (the “first party”) agrees that it will not, and agrees to procure that its Subsidiaries will not:

(a)	sell, dispose, purchase or otherwise deal in shares or other equity securities of the other party; or

(b)	take any action which will result in a change to the number of shares or other equity securities of the other party held by the first party’s Group,

unless and until the Board of the other company has resolved to consent to such sale, disposal, purchase, dealing or other action.

15.2	Exceptions

The restrictions in Clause 15.1 shall not apply to:

(a)	any sale or disposal by either party to its Subsidiary or by a Subsidiary of either party to that party or to another Subsidiary of that party, to any disposal permitted by Clause 9.2 or to any purchase or other dealing between either party and its Subsidiary or between Subsidiaries of a party;

(b)	taking up all or any part of an entitlement on a rights issue by the other party, receiving any bonus issue by the other party or taking up shares under a dividend re-investment plan of the other party; and

(c)	the purchase by either party and/or any of its Subsidiaries of any Ordinary Shares in the other party which would have been permitted under this Agreement if such purchase had been made by the other party itself.

15.3	RTP Shareholder Voting Agreement

RTP shall procure that, if any member of the RTP Group including Tinto Holdings Australia Pty Limited at any time owns any RTL Ordinary Shares, either such member, or a parent company of such member, enters into an agreement having the like effect in respect of such shares as does the RTP Shareholder Voting Agreement in respect of the RTL Ordinary Shares owned by Tinto Holdings Australia Pty Limited.

15.4	Disposals treated as issues

Each party will, in observing any limitation placed on it under Applicable Regulation on offers of Ordinary Shares for cash (otherwise than pro-rata by way of rights to existing

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holders of Ordinary Shares) and in applying Clause 5.1.1(a)(i) and paragraph 5 of Schedule 2, treat sales of Ordinary Shares owned in it by the other or any of the other’s Subsidiaries (except sales to another member of the other’s Group) as though such sales were issues of unissued Ordinary Shares in its capital.

16	Other Transactions

Subject to Clause 2 and Clause 8.4, each party will enter into such further transactions or arrangements, and do such acts and things, as the other may require from time to time in the furtherance of the common interests of the shareholders of RTL and RTP as a combined group.

17	Miscellaneous

17.1	Regulatory

The parties will co-operate with each other from time to time to ensure that all information necessary or desirable for the making of (or responding to any requests for further information consequent upon) any notifications or filings made in respect of this Agreement, or the transactions contemplated hereunder, is supplied to the party dealing with such notification and filings and that they are properly, accurately and promptly made.

17.2	No assignment

Neither of the parties may assign any of its rights or obligations under this Agreement in whole or in part without the approval of the other party.

17.3	No waiver

No waiver by a party of a failure or failures by the other party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a like or different character.

17.4	No partnership or agency

Nothing in this Agreement (or in any of the arrangements contemplated hereby) shall be deemed to constitute a partnership between RTL and RTP, nor constitute either party as agent of the other party for any purpose.

17.5	Applicable Laws

Each of the obligations of the parties hereto shall be subject to any applicable law and regulation of any relevant regulatory body as in force from time to time.

17.6	Severance

If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable under any relevant law, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. Notwithstanding the foregoing, the parties shall thereupon negotiate in good faith in order to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be invalid, illegal or unenforceable.

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17.7	Amendment

Any amendment to or termination of this Agreement shall be made in writing signed by duly authorised representatives of RTL and RTP. Any amendments to this Agreement which are formal or technical in nature and which are not materially prejudicial to the interests of the shareholders of either party or are necessary to correct any inconsistency or manifest error may be agreed between the Board of RTL and the Board of RTP.

18	Notices

Any notice, demand, consent or other communication to the parties hereto required to be given, made or served for any purposes under this Agreement shall be given to, made to or served on a party by hand or by facsimile transmission as follows:

to RTL: 33rd Floor	55 Collins Street
Melbourne 3000
Victoria, Australia
Tel: (613) 9283 3288
Fax: (613) 9283 3151

Attention: The Company Secretary

to RTP:	6 St James’s Square
London SWIY 4LD
England
Tel: (44) 171 930 2399
Fax: (44) 171 930 3249
Attention: The Company Secretary

or to such other address or facsimile number as shall have been notified (in accordance with this Clause) to the other party hereto and if sent by facsimile transmission as aforesaid shall be deemed to have been given, made or served on receipt of a transmission record indicating successful transmission provided that the same shall forthwith be confirmed by post and if delivered by hand shall be deemed to have been given, made or served at the time of delivery. The failure of the addressee to receive such confirmation shall not invalidate the relevant notice, demand, consent or other communication given by facsimile transmission.

19	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Either party may enter into this Agreement by signing any such counterpart.

20	Process Agent

RTL irrevocably appoints Trusec Limited of 35 Basinghall Street, London EC2V 5DB as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed complete whether or not forwarded to or received by RTL. RTP irrevocably appoints AA&H Enterprises Pty Limited (ACN 001 314 512) of 17th Floor, The Chifley Tower, 2 Chifley Square, Sydney, NSW 2000, Australia as its agent to accept service of process in Australia in any legal action or proceedings arising out of or in connection with this Agreement,

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service upon whom shall be deemed completed whether or not forwarded to or received by RTP. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law. Each party agrees that should its process agent cease to act or cease to have an address in the relevant jurisdiction it shall immediately appoint a new process agent in the relevant jurisdiction and notify the other party of such appointment within 14 days of such appointment.

21	Governing Law

This Agreement shall be governed by and construed in accordance with English law.

22	Jurisdiction

RTL irrevocably agrees that the courts of England are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement. RTP irrevocably agrees that the courts of Australia are to have non-exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement. Each party irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that the proceedings have been brought in an inappropriate forum.

In witness whereof this Agreement has been executed on the date first written above.

THE COMMON SEAL of CRA LIMITED[3] (CAN 004 458 404 was hereunto affixed in the presence of:

Leon A Davis Director

IAN LESLIE FALCONER
Secretary

3	Now called Rio Tinto Limited

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SIGNED by CRH Bull for and on behalf of THE RTZ CORPORATION PLC[4] in the presence of:

PDS KING Solicitor

4	Now called Rio Tinto Limited

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Schedule 1
Principles of Equalisation

1	Dividends

1.1	Except in relation to dividends in respect of 1995 and except in the circumstances set out in paragraphs 3.3 and 3.4 of Schedule 2, dividends and other distributions will be paid or made on the Ordinary Shares of RTL and RTP on the basis that the ratio of the Net Dividend Amount on one RTL Ordinary Share, to the Net Dividend Amount on one RTP Ordinary Share converted using the Applicable Exchange Rate, will be the Equalisation Ratio or as close to the Equalisation Ratio as is reasonably practicable. In this regard, a Net Dividend Amount may be rounded provided the Net Dividend Amount as rounded is within a 2% tolerance of the exact Net Dividend Amount that would result from the ratio of the Net Dividend Amount on one RTL Ordinary Share to the Net Dividend Amount on one RTP Ordinary Share converted using the Applicable Exchange Rate being exactly equal to the Equalisation Ratio. For the avoidance of any doubt and by way of example using a notional exchange rate of A$2:£1 and an Equalisation Ratio of 1:1 (and, with the exception of (g) below, under Applicable Regulations as in force at the date of this Agreement), it is agreed that:

(a)	where RTP pays a dividend of 15 pence per share, whether this is a dividend in respect of which advance corporation tax of 3.75 pence is due under the Income and Corporation Taxes Act 1988 of the United Kingdom (“ICTA”) or the dividend is a “foreign income dividend”, as defined in ICTA or a combination of the two, then the Net Dividend Amount is 15 pence per share; and

(b)	where RTL pays a franked dividend of 30 cents per share carrying under Australian law an Australian Franking Credit of 16.875 cents per share, then the Net Dividend Amount is 30 cents per share; or

(c)	where RTL pays an unfranked dividend of 30 cents per share carrying no Australian Franking Credit, then the Net Dividend Amount is 30 cents per share; or

(d)	where RTL pays an unfranked dividend of 30 cents per share to a non-resident and dividend withholding tax is deducted at 15 per cent (that is, 4.5 cents is deducted from the 30 cents so that the shareholder receives a cash amount of 25.5 cents per share), then the Net Dividend Amount is 30 cents per share; or

(e)	where RTL pays an unfranked dividend of 30 cents per share to a non-resident which is exempt from dividend withholding tax, because the foreign dividend declaration amount in respect of the dividend is 30 cents per share under Section 128TC of the Income Tax Assessment Act, then the Net Dividend Amount is 30 cents per share; or

(f)	where RTL pays a dividend (franked or unfranked) of 30 cents per share to another Australian company which is eligible for a rebate of tax under Section 46 of the Income Tax Assessment Act, then the Net Dividend Amount is 30 cents per share; or

(g)	where RTL pays a dividend to an Australian resident of 30 cents per share and, because of a change in Australian law subsequent to the date of this Agreement, the dividend does not carry any Australian Franking Credit but RTL is required by law to withhold 10 per cent of the amount of the dividend (so that the shareholder

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receives a cash amount of 27 cents per share) then, whether or not the shareholder is entitled to recover or obtain credit for the amount withheld, the Net Dividend Amount is 30 cents per share.

1.2	If either party (the “first party”) does not have sufficient distributable reserves to pay or make any dividend or other distribution as resolved by its directors, the other party (to the extent that it has sufficient distributable reserves after making allowance for the dividend or other distribution to be made to its own shareholders and after making provision for any tax in respect of the making of such payment or distribution (taking into account any offsetting tax credits, losses or deductions)) will make a payment to the first party or a distribution on its Equalisation Share (if it has been issued and if its Board so decides), so far as it is practicable to do so, in order to ensure that the first party’s distributable reserves are sufficient to pay or make such dividend or other distribution (and account for any tax payable, after taking into account any offsetting tax credits, losses or deductions with respect to the receipt of the payment or distribution or the payment of such dividend or the making of such other distribution) as will satisfy the provisions of paragraph 1.1.

2	Distributions of Capital

On the bases and assumptions and subject to the exceptions set out or referred to in Schedule 2, distributions of capital by each party will be made on the principle that the ratio of the interests of the holders of Publicly-held RTL Ordinary Shares on a per share basis in the aggregate underlying capital of RTL and RTP taken as a whole (the “Aggregate Capital”) to the interests of the holders of the Publicly-held RTP Ordinary Shares on a per share basis in the Aggregate Capital will equal the Equalisation Ratio.

3	Purchases of Ordinary Shares

For the avoidance of doubt, but without prejudice to Clauses 5 and 15 of this Agreement, nothing in this Agreement shall operate:

(a)	to require that any purchase by either party (the “first party”) of Ordinary Shares or other shares in itself shall be accompanied by or imply any obligation to make a purchase of Ordinary Shares or other shares in the other party either by the first party or by the other party or any of its Subsidiaries;

(b)	to require that any purchase by either party (the “first party”) and/or any of its Subsidiaries of Ordinary Shares or other shares in the other party shall be accompanied by or imply any obligation to make a purchase of Ordinary Shares or other shares in the first party by the first party or by the other party or any of its Subsidiaries;

(c)	to restrict in any way the purchase by either party or any of its Subsidiaries of Ordinary Shares or other shares in itself or in the other party and no purchase made in accordance with this paragraph 3 at around or below prevailing market prices for the shares being purchased shall require any adjustment to the

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Equalisation Ratio providing that the price paid shall not exceed the maximum from time to time specified by Applicable Regulation.[5]

5

At the Annual General Meetings of RTP and RTL held on 13 May and 27 May 1998 respectively special resolutions were passed providing that any future purchases of shares in either company by itself and any purchases of shares in RTP by RTL (or any of its subsidiaries) will require no future renewal of shareholder approval (for the purposes of the Sharing Agreement and the Articles of Association of RTP and RTL) except to the extent required by relevant UK or Australian law and Stock Exchange Rules and provided that such purchases are made at or around the prevailing market price.

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Schedule 2
Operation of Principles

1	General

The parties will keep under review (and amend, or propose to amend, where necessary) the detailed arrangements for equalisation embodied in this Schedule 2 and the RTL Memorandum and Articles and the RTP Memorandum and Articles with a view to ensuring that such arrangements work in conformity with the principles stated in Schedule 1.

2	Timing of Distributions

The parties agree:

2.1	that the Boards of RTL and RTP shall resolve to pay dividends or make other distributions at Board meetings, summoned so that they are held as close in time to each other as is practicable;

2.2	to co-operate with a view to announcing their dividends and any other distributions, as far as practicable, simultaneously; and

2.3	to co-operate so far as practicable in co-ordinating the timing of all other aspects of dividend payment or the making of other distributions.

3	Equalisation of Net Distributions

The parties agree to procure that their respective Boards observe the following provisions:

3.1	In relation to each proposed dividend payment or other distribution the Board of RTL and the Board of RTP shall agree at the Board meetings referred to in paragraph 2.1 the Net Dividend Amount in respect of the dividends or other distributions to be paid or made by them respectively.

3.2	Subject (in the case of dividends) to paragraphs 3.3 and 3.4, the Board of RTL and the Board of RTP shall resolve to pay dividends or make distributions of such an amount that, in relation to any proposed dividend payment or the making of any distribution, the ratio of the Net Dividend Amount in respect of one RTL Ordinary Share to the Net Dividend Amount in respect of one RTP Ordinary Share, calculated using the Applicable Exchange Rate, is the Equalisation Ratio.

3.3	Notwithstanding paragraph 3.2, either the Board of RTL or the Board of RTP may, after consulting the other Board, resolve to pay a dividend which is lower than the amount that would be implied by the Equalisation Ratio if it considers that payment of a dividend by RTL or RTP, as appropriate, according to the Equalisation Ratio would result in the payment of a dividend which it would be contrary to Applicable Regulation to pay.

3.4	In addition, RTL and RTP acknowledge that, in relation to any proposed dividend payment, the amounts resolved to be paid by the Board of RTL or the Board of RTP may not reflect the Equalisation Ratio where, following the reduction by one party of its dividend payment to shareholders in accordance with paragraph 3.3, subsequent compensatory payments are to be made to the relevant shareholders in respect of the relevant shares as contemplated in paragraph 3.6.

3.5	Where, for any of the reasons stated in paragraphs 3.3 or 3.4, either the Board of RTL or the Board of RTP decides not to pay a dividend according to the Equalisation Ratio, RTL

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and RTP shall make available to their shareholders, together with and in the same manner as the announcement of the dividend, a statement explaining why dividends have been or will be paid which are not in accordance with the Equalisation Ratio and the implications of that fact for future dividends (in so far as they are known).

3.6	RTL and RTP agree that:

3.6.1	Where, in accordance with paragraph 3.3, the Board of RTL or the Board of RTP has resolved to pay a dividend lower than the amount that would be implied by the Equalisation Ratio, any future compensatory dividends may be paid at the same time as routine dividend payments by RTL and RTP.

3.6.2	In the following circumstances, the following reserves shall be established:

(a)	Inability to equalise in whole or in part

If the whole or any part of the amount that would otherwise be payable to one party in accordance with paragraph 1.2 of Schedule 1 or distributable in accordance with that paragraph on the RTL Equalisation Share or the RTP Equalisation Share held by the party entitled to the relevant dividend payment (in either case the “affected party”) cannot be paid for any reason, then an amount equal to the difference between (i) the amount which should have been paid in accordance with paragraph 1.2 of Schedule 1 and (ii) the amount actually paid shall be credited to a separate reserve in the books of the other party (in sterling if the other party is RTP or in Australian dollars if the other party is RTL) and shall be preserved by such party so as to be available for payment to the affected party when circumstances permit such payment to be made and RTL and RTP shall agree arrangements to protect their respective shareholders against significant prejudice caused by currency fluctuations affecting the value of the separate reserve measured in terms of the currency in which payment of the compensatory payment or dividend will be made or paid. This reserve will be recorded in the books of the relevant company as a reserve for the benefit of the holder of the Equalisation Share (if it has been issued) and shall otherwise be recorded as a debt due to the party entitled to the payment under paragraph 1.2 of Schedule 1;

(b)	Cap on own distributions notwithstanding equalisation

If the whole or any part of the relevant amount payable in accordance with paragraph 1.2 of Schedule 1 or distributable in accordance with that paragraph on either the RTP Equalisation Share or the RTL Equalisation Share to the affected party is paid or distributed notwithstanding the fact that the affected party (or if the affected party is not RTP or RTL, whichever of RTP or RTL is the ultimate parent of the affected party) will (for any of the reasons specified in sub-paragraph (c) below) pay a lesser Net Dividend Amount to its shareholders than the amount which will be paid by the other party (taking into account the Equalisation Ratio), the affected party (or if the affected party is not RTP or RTL, whichever of RTP or RTL is the ultimate parent of the affected party) shall, for the benefit of the holders from time to time of its Ordinary Shares (the “Reserve Shares”) in issue at the time that the inability to pay occurs, establish a reserve in its own books of the amount so received which it is unable to distribute to its shareholders (which, in the case of RTL, will be in Australian dollars and, in the case of RTP, will be in sterling); and

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(c)	Cap on own distributions when no equalisation required

A reserve shall be established for the benefit of the holders of the Reserve Shares of either party in the books of that party representing any amounts which, although available to that party (out of the accumulated distributable reserves of that party), are by reason of Applicable Regulation not permitted to be paid to the holders of Reserve Shares of that party and which should have been paid to the holders of Reserve Shares of that party in order to satisfy the requirements of paragraph 1.2 of Schedule 1.

3.6.3	The reserves established pursuant to paragraph 3.6.2 shall be:

(a)	reduced proportionately to any decrease in the issued share capital of the affected party (or if the affected party is not RTP or RTL, whichever of RTP or RTL is the ultimate parent of the affected party); and

(b)	adjusted to compensate for changes in the taxation regime applicable to the affected party or the party establishing the relevant reserve in either case under paragraph 3.6.2(a) so as to ensure that the same net amount is received by the affected party which would have been received had the circumstances in paragraph 3.3 not arisen.

3.6.4	There shall be added to the reserves established pursuant to paragraph 3.6.2 such amount of notional interest or other compensation to reflect the delay in receipt as RTL and RTP may agree.

3.6.5	Any amounts standing to the credit of any reserve established pursuant to paragraph 3.6.2 shall be paid to the persons entitled to them as soon as Applicable Regulation so permits.

3.7	For the purposes of Article 3(B) of the RTP Memorandum and Articles, Article 8 of the RTL Memorandum and Articles and paragraph 1.2 of Schedule 1 the dividends to be paid or distributions made to shareholders and the payments to be made under paragraph 1.2 of Schedule 1 or distributions to be made on the RTL Equalisation Share or on the RTP Equalisation Share under that paragraph shall be calculated ignoring the possibility of any requirement or decision to pay a different amount by reason of any of the circumstances described in paragraph 3.3.

4	Capital

4.1	Liquidation of RTP

The parties agree that, if RTP shall go into liquidation whether compulsory or voluntary and whether or not proceedings have been commenced for the liquidation of RTL, then, unless the relevant party has issued an Equalisation Share and pursuant to the terms of issue thereof is required or elects to make a distribution on its Equalisation Share of an equivalent amount, a payment (the “Equalisation Payment”) shall be made by RTL to RTP or, as the case may be, by RTP to RTL if either party would have surplus assets available for distribution to the holders of its Ordinary Shares after the payment to all creditors and holders of prior ranking classes of share of the amounts due to them and the ratio of the surplus (if any) attributable to each Publicly-held RTL Ordinary Share to the surplus (if any) attributable to each Publicly-held RTP Ordinary Share would otherwise not equal the

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Equalisation Ratio. The amount of the Equalisation Payment shall be calculated as set out in paragraphs 4.1.1 to 4.1.10. In making such calculation a reserve shall be made for the following amounts due in respect of shares in or reserves of the relevant party, so that the Equalisation Payment shall not be made by the party from which it would otherwise be due unless after making such payment there will remain available to such party sufficient funds to pay the following amounts due on a return of assets on a liquidation:

I.	In the case of RTP:

(a)	in respect of any statutory entitlements ranking ahead of the entitlements of the shareholders on a liquidation of RTP, the amounts due in accordance with the relevant statute;

(b)	to the holders of the Preference Shares (as defined in the RTP Memorandum and Articles) and to the holders of all other classes of share (apart from those listed below) having rights to participate on a return of capital in priority to the RTP Ordinary Shares, the amount payable on a return of capital on such shares;

(c)	to the holder of the RTP Special Voting Share, the nominal amount paid up on such Share;

(d)	to:

(i)	the holder of the RTP Equalisation Share (if any), the nominal amount paid up thereon and any amounts standing to the credit of the holder of that share; and

(ii)	RTL, any amount standing to the credit of RTL,

in either case in any reserve set up in the books of RTP pursuant to paragraph 3.6.2(a); and

(e)	to holders of RTP Ordinary Shares any amounts standing to the credit of any reserve for their benefit set up in the books of RTP pursuant to paragraph 3.6.2(b) or 3.6.2(c).

II.	In the case of RTL:

(a)	In respect of any statutory entitlements ranking ahead of the entitlements of the shareholders of RTL on a liquidation of RTL, the amounts due in accordance with the relevant statute;

(b)	to the holders of all classes of share (apart from those listed below) having rights to participate on a return of capital in priority to the RTL Ordinary Shares, the amount payable on a return of capital on such shares;

(c)	to:

(i)	the holder of the RTL Equalisation Share (if any), the nominal amount paid up thereon and any amounts standing to the credit of the holder of that share; and

(ii)	RTP, any amount standing to the credit of RTP,

in either case in any reserve in the books of RTL pursuant to paragraph 3.6.2(a);

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(d)	to holders of RTL Ordinary Shares any amounts standing to the credit of any reserve for their benefit set up in the books of RTL pursuant to paragraph 3.6.2(b) or 3.6.2(c); and

(e)	to the holder of the RTL Special Voting Share, the nominal amount paid up on such share.

4.1.1	For the purpose of calculating the Equalisation Payment, the liquidator of RTP shall draw up accounts as at the earliest date (the “Reference Date”) on which the liquidator is able to make a final distribution to creditors and members of RTP to show the gross amount which would be available for distribution to the holders of RTP Ordinary Shares on the liquidation of RTP after payment in full of any amount standing to the credit of:

(a)	any member of the RTL Group in any reserve set up in the books of RTP pursuant to paragraph 3.6.2(a); and

(b)	the holders of RTP Ordinary Shares in any reserve set up in the books of RTP under paragraph 3.6.2(b) or 3.6.2(c)

and to calculate the amount thereof available for distribution to holders of Publicly-held RTP Ordinary Shares or the amount (expressed as a negative sum) of the shortfall which would need to be obtained before the holders of Publicly-held RTP Ordinary Shares would receive any payment by way of distribution (in either case, the “RTP Own Distribution Amount”), on the assumption that distribution to RTP’s creditors and members took place on the Reference Date. The liquidator of RTP shall certify the result of such calculation to RTL.

4.1.2	Unless RTL is in liquidation at the Reference Date (in which case paragraph 4.2.1 shall apply instead of this paragraph 4.1.2), for the purpose of calculating the Equalisation Payment, the Relevant Officer (as defined in paragraph 4.5) for the time being of RTL shall draw up accounts as at the Reference Date of all assets (valued as if RTL was in liquidation and those assets were to be realised by a liquidator of RTL in an orderly manner) and liabilities which would be admissible to proof if RTL was in liquidation at the Reference Date (other than the asset or liability represented by the Equalisation Payment) to show the gross amount which would be available for distribution to holders of RTL Ordinary Shares on the liquidation of RTL (if it were to occur on the Reference Date) after payment in full of any amount standing to the credit of:

(a)	any member of the RTP Group in any reserve set up in the books of RTL pursuant to paragraph 3.6.2 (a); and

(b)	the holders of RTL Ordinary Shares in any reserve set up in the books of RTL under paragraph 3.6.2(b) or 3.6.2(c)

and to calculate the amount thereof available for distribution to holders of Publicly-held RTL Ordinary Shares or the amount (expressed as a negative sum) of the shortfall which would need to be obtained before the holders of the Publicly-held RTL Ordinary Shares would receive any payment by way of distribution (in either case, the “RTL Own Distribution Amount”), on the assumption that the distribution to RTL’s creditors and members on liquidation took place on the Reference Date. The Relevant Officer of RTL shall certify the result of such calculation to RTP.

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4.1.3	The liquidator of RTP for the time being shall make, and certify to RTL, the results of the following calculation as at the Reference Date and agree such calculation with the Relevant Officer of RTL, which calculation will be expressed in sterling, with any Australian dollar amounts being converted to sterling at the Liquidation Exchange Rate as at the Reference Date:

(RTPOD + RTLOD) x RTPOS
(RTLOS x EF) + RTPOS

where:

RTPOD = the RTP Own Distribution Amount;

RTLOD = the RTL Own Distribution Amount;

RTPOS = the number of Publicly-held RTP Ordinary Shares in issue on the Reference Date;

RTLOS = the number of Publicly-held RTL Ordinary Shares in issue on the Reference Date; and

EF = the Equalisation Fraction on the Reference Date.

The result of such calculation is referred to below as the “Adjusted RTP Distribution Amount”.

4.1.4	If the Adjusted RTP Distribution Amount is equal to or more than the RTP Own Distribution Amount, then (a) if the RTL Own Distribution Amount is a positive amount, RTL shall pay, out of the assets otherwise available to holders of RTL Ordinary Shares, an amount to RTP being the lesser of an amount equal to the value of those assets and an amount such that (taking account of any tax payable on the making or receipt of that payment, after allowing for any offsetting tax credits, losses or deductions) the ratio of the amount available for distribution on each Publicly-held RTL Ordinary Share to the amount available for distribution on each Publicly-held RTP Ordinary Share:

(i)	apart from any undistributed amounts resulting from the payment by RTL to a member of the RTP Group, or by RTP to a member of the RTL Group of any reserves under paragraph 3.6.2(a) or any amounts credited to any reserve in the books of RTP for the benefit of holders of RTP Ordinary Shares or any amounts credited to any reserve in the books of RTL for the benefit of holders of RTL Ordinary Shares, in either case under paragraphs 3.6.2(b) or 3.6.2(c); and

(ii)	on the assumption that such distribution to RTP’s members and creditors and RTL’s members and creditors took place on the Reference Date; and

(iii)	after taking into account the amount available for distribution on each Publicly-held RTP Ordinary Share prior to such payment,

is equal to the Equalisation Ratio, converting Australian dollar amounts to sterling by application of the Liquidiation Exhange Rate at the Reference Date and (b) in any case, the assets of RTP available for distribution, which shall include any distribution made on the RTL Equalisation Share or any other payment pursuant to this Agreement or the RTL Memorandum and Articles, shall belong to and be distributed among the holders of RTP Ordinary Shares rateably according to the numbers of RTP Ordinary Shares held by them.

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4.1.5	If the Adjusted RTP Distribution Amount is equal to or more than zero, but is less than the RTP Own Distribution Amount, the liquidator of RTP shall pay out of the assets otherwise available for distribution to holders of RTP Ordinary Shares an amount to RTL such that (taking account of any tax payable on the making or receipt of that payment, after allowing for any offsetting tax credits, losses or deductions) the ratio of the amount available for distribution on each Publicly-held RTL Ordinary Share:

(i)	apart from any undistributed amounts resulting from the payment by RTP to a member of the RTL Group or by RTL to a member of the RTP Group of any reserves under paragraph 3.6.2(a) or any amounts credited to any reserve in the books of RTL for the benefit of holders of RTL Ordinary Shares or any amounts credited to any reserve in the books of RTP for the benefit of holders of RTP Ordinary Shares, in either case under paragraphs 3.6.2 (b) or 3.6.2(c); and

(ii)	on the assumption that such distribution to RTP’s members and creditors and RTL’s members and creditors took place on the Reference Date; and

(iii)	after taking into account the amount available for distribution on each Publicly-held RTL Ordinary Share prior to such payment to the amount available for distribution on each Publicly-held RTP Ordinary Share converting sterling amounts to Australian dollars by application of the Liquidation Exchange Rate on the Reference Date is equal to the Equalisation Ratio (and the balance of the assets (if any) of RTP available for distribution to the holders of RTP Ordinary Shares remaining after any such payment to RTL shall belong to and be distributed among the holders of RTP Ordinary Shares rateably according to the numbers of RTP Ordinary Shares held by them).

4.1.6	If the Adjusted RTP Distribution Amount is zero or a negative amount and the RTP Own Distribution Amount is a positive amount then the liquidator of RTP shall pay out of the assets otherwise available for distribution to the holders of RTP Ordinary Shares an amount to RTL such that (taking account of any tax payable on the making of that payment, after allowing for any offsetting tax credits, losses or deductions) the amount available for distribution to holders of Publicly-held RTP Ordinary Shares on the assumption that distribution to RTP’s members and creditors took place on the Reference Date is zero.

4.1.7	If the RTP Own Distribution Amount is zero or a negative amount and the RTL Own Distribution Amount is zero or a negative amount, then no payment is required to be made by the liquidator of RTP to RTL or by RTL to RTP and the amount available for distribution to holders of Publicly-held RTP Ordinary Shares is zero.

4.1.8	In making the calculations referred to in this paragraph 4.1, the Relevant Officer of RTL and the liquidator of RTP shall take into account the distributions which fall to be made on those RTP Ordinary Shares which are not Publicly-held RTP Ordinary Shares and those RTL Ordinary Shares which are not Publicly-held RTL Ordinary Shares, it being acknowledged that for each company the per share distributions on its Publicly-held Ordinary Shares and its non Publicly-held Ordinary Shares will be the same.

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4.1.9	The certificates which the Relevant Officers of RTL and RTP are required to produce under paragraphs 4.1.1, 4.1.2 and 4.1.3 (the “Certificates”) shall be produced within 6 weeks after the Reference Date and the parties shall procure that all necessary instructions are given to the Relevant Officers of each company to ensure that such certificates are produced within that time. The Relevant Officers of each company shall then agree the calculations in such Certificates within 4 weeks of the date on which all such Certificates are produced. If they are unable to agree the calculations in the Certificates within such time, then the dispute shall be referred to an independent firm of accountants agreed by the parties (or failing agreement within 7 days of the end of that 4 week period, appointed, on the application of either party, by the President for the time being of the Institute of Chartered Accountants in England). The firm so appointed shall act as experts and not as arbitrators and shall be instructed to make its determination within 4 weeks of its appointment. The costs of such firm are to be borne as such firm decides. Once the calculations in the Certificates have been agreed by the Relevant Officers of the parties or determined by the independent accountants, they shall be conclusive and binding on the parties.

4.1.10	The parties shall jointly give such instructions as may be necessary to procure the making of any calculations or certifications required by this Clause 4.1.

4.2	Liquidation of RTL

The parties agree that, if RTL shall go into liquidation whether compulsory or voluntary and whether or not proceedings have been commenced for the liquidation of RTP, then, unless the relevant party has issued an Equalisation Share and pursuant to the terms of issue thereof is required or elects to make a distribution on its Equalisation Share of an equivalent amount, a payment (the “Equalisation Payment”) shall be made by RTP to RTL or, as the case may be, by RTL to RTP if either party would have surplus assets available for distribution to the holders of its Ordinary Shares after the payment to all creditors and holders of prior ranking classes of share of the amounts due to them and the ratio of the surplus (if any) attributable to each Publicly-held RTL Ordinary Share to the surplus (if any) attributable to each Publicly-held RTP Ordinary Share would otherwise not equal the Equalisation Ratio. The amount of the Equalisation Payment shall be calculated as set out in paragraphs 4.2.1 to 4.2.10. In making such calculation a reserve shall be made for the following amounts due in respect of shares in or reserves of the relevant party, so that the Equalisation Payment shall not be made by the party from which it would otherwise be due unless after making such payment there will remain available to such party sufficient funds to pay the following amounts due on a return of assets on a liquidation:

I.	In the case of RTL:

(a)	In respect of any statutory entitlements ranking ahead of the entitlements of the shareholders of RTL on a liquidation of RTL, the amounts due in accordance with the relevant statute;

(b)	to the holders of all classes of shares (apart from those listed below) having rights to participate on a return of capital in priority to the RTL Ordinary Shares, the amount payable on a return of capital on such shares;

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(c)	to:

(i)	the holder of the RTL Equalisation Share (if any), the nominal amount paid up thereon and any amounts standing to the credit of the holder of that share; and

(ii)	RTP, any amount standing to the credit of RTP,

in either case in any reserve in the books of RTL pursuant to paragraph 3.6.2(a);

(d)	to holders of RTL Ordinary Shares any amounts standing to the credit of any reserve for their benefit set up in the books of RTL pursuant to paragraph 3.6.2(b) or 3.6.2(c); and

(e)	to the holder of the RTL Special Voting Share, the nominal amount paid up on such share.

II.	In the case of RTP:

(a)	In respect of any statutory entitlements ranking ahead of the entitlements of the shareholders of RTP on a liquidation of RTP, the amounts due in accordance with the relevant statute;

(b)	to the holders of the Preference Shares (as defined in the RTP Memorandum and Articles) and to the holders of all other classes of share (apart from those listed below) having rights to participate on a return of capital in priority to the RTP Ordinary Shares, the amount payable on a return of capital on such shares;

(c)	to the holder of the RTP Special Voting Share, the nominal amount paid up on such share;

(d)	to:

(i)	the holder of the RTP Equalisation Share (if any), the nominal amount paid up thereon and any amounts standing to the credit of the holder of that share; and

(ii)	RTL, any amount standing to the credit of RTL,

in either case in any reserve set up in the books of RTP pursuant to paragraph 3.6.2(a); and

(e)	to holders of RTP Ordinary Shares any amounts standing to the credit of any reserve for their benefit set up in the books of RTP pursuant to paragraph 3.6.2(b) or 3.6.2(c).

4.2.1	For the purpose of calculating the Equalisation Payment, the liquidator of RTL shall draw up accounts as at the earliest date (the “Reference Date”) on which the liquidator is able to make a final distribution to creditors and members of RTL to show the gross amount which would be available for distribution to the holders of RTL Ordinary Shares on the liquidation of RTL after payment in full of any amount standing to the credit of:

(a)	any member of the RTP Group in any reserve set up in the books of RTL pursuant to paragraph 3.6.2(a); and

(b)	the holders of RTL Ordinary Shares in any reserve set up in the books of RTL under paragraph 3.6.2(b) or 3.6.2(c)

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and to calculate the amount thereof available for distribution to holders of Publicly-held RTL Ordinary Shares or the amount (expressed as a negative sum) of the shortfall which would need to be obtained before the holders of the Publicly-held RTL Ordinary Shares would receive any payment by way of distribution (in either case, the “RTL Own Distribution Amount”), on the assumption that distribution to RTL’s creditors and members took place on the Reference Date. The liquidator of RTL shall certify the result of such calculation to RTP.

4.2.2	Unless RTP is in liquidation at the Reference Date (in which case paragraph 4.1.1 shall apply instead of this paragraph 4.2.2), for the purpose of calculating the Equalisation Payment, the Relevant Officer (as defined in paragraph 4.5) for the time being of RTP shall draw up accounts as at the Reference Date of all assets (valued as if RTP was in liquidation and those assets were to be realised by a liquidator of RTP in an orderly manner) and liabilities which would be admissible to proof if RTP was in liquidation at the Reference Date (other than the asset or liability represented by the Equalisation Payment) to show the gross amount which would be available for distribution to holders of RTP Ordinary Shares on the liquidation of RTP (if it were to occur on the Reference Date) after payment in full of any amount standing to the credit of:

(a)	any member of the RTL Group in any reserve set up in the books of RTP pursuant to paragraph 3.6.2 (a); and

(b)	the holders of RTP Ordinary Shares in any reserve set up in the books of RTP under paragraph 3.6.2(b) or 3.6.2(c)

and to calculate the amount thereof available for distribution to holders of Publicly-held RTP Ordinary Shares or the amount (expressed as a negative sum) of the shortfall which would need to be obtained before the holders of the Publicly-held RTP Ordinary Shares would receive any payment by way of distribution (in either case, the “RTP Own Distribution Amount”), on the assumption that the distribution to RTP’s creditors and members on liquidation took place on the Reference Date. The Relevant Officer of RTP shall certify the result of such calculation to RTL.

4.2.3	The liquidator of RTL for the time being shall make, and certify, the results of the following calculation as at the Reference Date and agree such calculation with the Relevant Officer of RTP, which calculation will be expressed in Australian dollars, with any sterling amounts being converted to Australian dollars at the Liquidation Exchange Rate as at the Reference Date:

(RTLOD + RTPOD)	x	RTLOS
(RTPOS [3] EF) + RTLOS

where:

RTLOD = the RTL Own Distribution Amount;

RTPOD = the RTP Own Distribution Amount;

RTLOS = the number of Publicly-held RTL Ordinary Shares in issue on the Reference Date;

RTPOS = the number of Publicly-held RTP Ordinary Shares in issue on the Reference Date; and

EF = the Equalisation Fraction on the Reference Date.

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The result of such calculation is referred to below as the “Adjusted RTL Distribution Amount”.

4.2.4	If the Adjusted RTL Distribution Amount is equal to or more than the RTL Own Distribution Amount, then (a) if the RTP Own Distribution Amount is a positive amount, RTP shall pay, out of the assets otherwise available to holders of RTP Ordinary Shares, an amount to RTL being the lesser of an amount equal to the value of those assets and an amount such that (taking account of any tax payable on the making or receipt of that payment, after allowing for any offsetting tax credits, losses or deductions) the ratio of the amount available for distribution on each Publicly-held RTL Ordinary Share to the amount available for distribution on each Publicly-held RTP Ordinary Share:

(i)	apart from any undistributed amounts resulting from the payment by RTP to a member of the RTL Group, or from RTL to a member of the RTP Group of any reserves under paragraph 3.6.2(a) or any amounts credited to any reserve in the books of RTL for the benefit of holders of RTL Ordinary Shares or any amounts credited to any reserve in the books of RTP for the benefit of holders of RTP Ordinary Shares, in either case under paragraphs 3.6.2(b) or 3.6.2(c); and

(ii)	on the assumption that distribution to RTL’s members and creditors and RTP’s members and creditors took place on the Reference Date; and

(iii)	after taking into account the amount available for distribution on each Publicly-held RTL Ordinary Share prior to such payment,

is equal to the Equalisation Ratio, converting Australian dollar amounts to sterling by application of the Liquidiation Exhange Rate at the Reference Date and (b) in any case, the assets of RTP available for distribution, which shall include any distribution made on the RTL Equalisation Share or any other payment pursuant to this Agreement or the RTL Memorandum and Articles, shall belong to and be distributed among the holders of RTP Ordinary Shares rateably according to the numbers of RTP Ordinary Shares held by them.

4.2.5	If the Adjusted RTL Distribution Amount is equal to or more than zero, but is less than the RTL Own Distribution Amount, the liquidator of RTL shall pay out of the assets otherwise available for distribution to holders of RTL Ordinary Shares an amount to RTP such that (taking account of any tax payable on the making or receipt of that payment, after allowing for any offsetting tax credits, losses or deductions) the ratio of the amount available for distribution on each Publicly-held RTL Ordinary Share,

(i)	apart from any undistributed amounts resulting from the payment by RTL to a member of the RTP Group or RTP to a member of the RTL Group of any reserves under paragraph 3.6.2(a) or any amounts credited to any reserve in the books of RTP for the benefit of holders of RTP Ordinary Shares or any amounts credited to any reserves in the books of RTL for the benefit of holders of RTL Ordinary Shares, in either case under paragraphs 3.6.2(b) or 3.6.2(c); and

(ii)	on the assumption that such distribution to RTL’s members and creditors and RTP’s members and creditors took place on the Reference Date; and

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(iii)	after taking into account the amount available for distribution on each Publicly-held RTP Ordinary Share prior to such payment,

to the amount available for distribution on each Publicly-held RTP Ordinary Share, converting Australian dollar amounts to sterling by application of the Liquidation Exchange Rate on the Reference Date, is the Equalisation Ratio (and the balance of the assets (if any) of RTL available for distribution to the holders of RTL Ordinary Shares remaining after any such payment to RTP shall belong to and be distributed among the holders of RTL Ordinary Shares rateably according to the numbers of RTL Ordinary Shares held by them).

4.2.6	If the Adjusted RTL Distribution Amount is zero or a negative amount and the RTL Own Distribution Amount is a positive amount then the liquidator of RTL shall pay out of the assets otherwise available for distribution to the holders of RTL Ordinary Shares an amount to RTP such that (taking account of any tax payable on the making of that payment, after allowing for any offsetting tax credits, losses or deductions) the amount available for distribution to holders of Publicly-held RTL Ordinary Shares on the assumption that distribution to RTL’s members and creditors took place on the Reference Date is zero.

4.2.7	If the RTL Own Distribution Amount is zero or a negative amount and the RTP Own Distribution Amount is zero or a negative amount, then no payment is required to be made by the liquidator of RTL to RTP or by RTP to RTL and the amount available for distribution to holders of Publicly-held RTL Ordinary Shares is zero.

4.2.8	In making the calculations referred to in this paragraph 4.2, the Relevant Officer of RTP and the liquidator of RTL shall take into account the distributions which fall to be made on those RTL Ordinary Shares which are not Publicly-held RTL Ordinary Shares and those RTP Ordinary Shares which are not Publicly-held RTP Ordinary Shares it being acknowledged that for each company the per share distributions on the Publicly-held Ordinary Shares and the non Publicly-held Ordinary Shares will be the same.

4.2.9	The certificates which the Relevant Officers of RTL and RTP are required to produce under paragraphs 4.2.1, 4.2.2 and 4.2.3 (the “Certificates”) shall be produced within 6 weeks after the Reference Date and the parties shall procure that all necessary instructions are given to the Relevant Officers of each company to ensure that such certificates are produced within that time. The Relevant Officers of each company shall then agree the calculations in such Certificates within 4 weeks of the date on which the Certificates are produced. If they are unable to agree the calculations in the Certificates within such time, then the dispute shall be referred to an independent firm of accountants agreed by the parties (or failing agreement within 7 days of the end of that 4 week period, appointed, on the application of either party, by the President for the time being of the Institute of Chartered Accountants in England). The firm so appointed shall act as experts and not as arbitrators and shall be instructed to make its determination within 4 weeks of its appointment. The costs of such firm shall be borne by the parties as such firm decides. Once the calculations in the Certificates have been agreed by the Relevant Officers of the parties or determined by the independent accountants, they shall be conclusive and binding on the parties.

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4.2.10	The parties shall jointly give such instructions as may be necessary to procure the making of any calculations or certifications required by this paragraph 4.2.

4.3	To the extent that the provisions of this Schedule constitute either party (the “first party”) a creditor of the other party (where the other party is in liquidation), the first party will be fully subordinated to all other creditors of the other party and to the holders of shares in the other party which rank in priority to the Ordinary Shares in the other party.

4.4	In this Schedule, “the gross amount which would be available for distribution” to shareholders means such amount ignoring any Equalisation Payment or distribution on the Equalisation Share and any tax payable on the making of the Equalisation Payment or distribution, and both “the gross amount which would be available for distribution” and “the amount available for distribution” refer to such amount before deduction of any amount in respect of tax required to be deducted or withheld from the distribution to holders of Ordinary Shares by or on behalf of the company paying or making the distribution but net of any tax payable by that company on the distribution to holders of its Ordinary Shares.

4.5	In this Schedule, “Relevant Officer” of a company shall mean the auditor of that company or, if that company is in liquidation, the liquidator of that company.

4.6	The parties will co-operate to ensure that any calculation or certificate required under the Articles of Association of either party in connection with a distribution on the Equalisation Share shall promptly be produced and agreed in accordance with the relevant article.

4.7	If either party (the “second liquidating party”) shall go into liquidation during the period between the other party (the “first liquidating party”) going into liquidation and the making of the Equalisation Payment pursuant to paragraph 4.1 (if the first liquidating party is RTP) or paragraph 4.2 (if the first liquidating party is RTL) then the Reference Date for both parties shall be delayed until the later of the Reference Date of the first liquidating party and the Reference Date of the second liquidating party and the Relevant Officer of the second liquidating party shall be that party’s liquidator (and not its auditor).

5	Adjustments to the Equalisation Ratio

5.1	Agreed Adjustments

RTL and RTP agree with each other as follows:

5.1.1	Rights Issues of Ordinary Shares

If either RTL or RTP shall offer its Ordinary Shares to the holders of its Ordinary Shares as a class by way of rights or to the holders of its Publicly-held Ordinary Shares by way of rights (whether or not in any of such cases by way of Matching Offers), the Equalisation Ratio shall be adjusted by multiplying the element of the Equalisation Ratio relating to the Ordinary Shares of the issuing company by the following fraction:

X + Z

X + Y

where:

X is the number of Ordinary Shares of the issuing company which rank for the relevant offer;

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Y is the number of Ordinary Shares being offered to the holders of Ordinary Shares or the holders of Publicly-held Ordinary Shares (as the case may be) of the issuing company; and

Z is the number of Ordinary Shares of the issuing company which the aggregate amount (if any) payable for the Ordinary Shares offered by way of rights would purchase at the Current Market Price per Ordinary Share determined on the dealing day last preceding the date on which such shares are first traded ex-rights.

Such adjustment shall become effective from the time at which the Ordinary Shares of the issuing company are first traded ex-rights.

For the purpose of this paragraph an offer by a member of the RTP Group of RTL Ordinary Shares owned by it to holders of Publicly-held RTL Ordinary Shares by way of rights shall be treated as an offer and issue by RTL of such shares.

5.1.2	Rights Issues of other securities

If either RTL or RTP shall offer any securities (other than an offer falling within paragraph 5.1.1) to the holders of its Ordinary Shares, or to the holders of the Ordinary Shares of the other, as a class by way of rights, or to the holders of its Publicly-held Ordinary Shares, or those of the other, by way of rights (whether or not in any of such cases by way of Matching Offers), or grant to such holders of Ordinary Shares, or to such holders of Publicly-held Ordinary Shares, as a class by way of rights (whether or not in any of such cases by way of Matching Offers) any options, warrants or other rights to subscribe for or purchase any securities, the Equalisation Ratio shall be adjusted by multiplying the element of the Equalisation Ratio relating to the Ordinary Shares of the company the shareholders of which are to receive such offer or grant (the “Relevant Company”) by the following fraction:

X – Y

X

where:

X is the Current Market Price of one Ordinary Share of the Relevant Company determined on the dealing day last preceding the date such shares are first traded ex-rights; and

Y is the average fair market value of the portion of the rights attributable to one Ordinary Share of the Relevant Company over the five dealing days last preceding the date on which such shares are first traded ex-rights as determined by a merchant bank of international repute appointed by agreement between the Board of RTP and the Board of RTL, acting as expert and not as arbitrator and whose determination shall be final and binding on the parties and on all others affected thereby.

Such adjustment shall become effective from the time at which the Ordinary Shares of the Relevant Company are first traded ex-rights, ex-options or ex-warrants.

5.1.3	Alternative adjustment

If the Board of RTL and the Board of RTP agree that an adjustment in accordance with paragraph 5.1.1 or 5.1.2 would be inequitable as between the holders of RTL

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Ordinary Shares and the holders of RTP Ordinary Shares, then they may calculate the adjustment on some other basis which they agree to be appropriate. In these circumstances the calculation shall be referred to the auditors of RTL and the auditors of RTP for them jointly to certify that the adjustment so calculated means that the relevant offer does not materially disadvantage a holder of a RTL Ordinary Share in comparison with a holder of an RTP Ordinary Share and vice versa. In making such certification the auditors of RTL and the auditors of RTP shall act as experts and not as arbitrators and their certificate shall be final and binding on the parties and on all others affected thereby.

5.1.4	Subdivisions and Consolidations of Shares

If there shall be an alteration to the nominal value of the Ordinary Shares of either RTL or RTP as a result of a consolidation or subdivision, the Equalisation Ratio shall be adjusted by multiplying the element of the Equalisation Ratio relating to the Ordinary Shares of the company the nominal value of the Ordinary Shares of which has altered by the following fraction (or number):

X

Y

where:

X is the nominal amount of one Ordinary Share of such company immediately after such alteration; and

Y is the nominal amount of one Ordinary Share of such company immediately before such alteration.

Such adjustment shall become effective immediately after the alteration takes effect.

5.1.5	Bonus Issues

If either RTL or RTP shall issue any Ordinary Shares credited as fully paid to ordinary shareholders by way of capitalisation of profits or reserves (including any share premium account or capital redemption reserve) other than by way of a scrip dividend, the Equalisation Ratio shall be adjusted by multiplying the element of the Equalisation Ratio relating to the Ordinary Shares of the issuing company by the following fraction:

X

Y

where:

X is the aggregate nominal amount of the issued Ordinary Shares of the issuing company immediately before the issue; and

Y is the aggregate nominal amount of the issued Ordinary Shares of the issuing company immediately after such issue.

Such adjustment shall become effective from the time of issue of such Ordinary Shares.

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5.1.6	Definition

(a)	For the purposes of this paragraph 5.1 “Current Market Price” means, in respect of an Ordinary Share in RTL or RTP at a particular date, the average value of one such Ordinary Share (being an Ordinary Share carrying full entitlement to dividend) for or by reference to the period of 5 consecutive dealing days ending on such date determined on such basis as the Board of RTP and the Board of RTL agree to be appropriate.

(b)	For the purposes of the definition of “Y” in paragraph 5.1.2 the fair market value of the portion of the rights attributable to one Ordinary Share shall be calculated on a basis consistent with the calculation of the Current Market Price in the definition of “X” in the same paragraph.

5.2	Certification

The auditors for the time being of RTL and RTP shall jointly certify the arithmetical adjustment to be made to the Equalisation Ratio in the circumstances set out in this paragraph 5.1 and in any other circumstances where an adjustment is made to such Equalisation Ratio and any adjustments so certified shall, in the absence of manifest error, be final and binding on the parties and on all others affected thereby. RTL and RTP agree with each other to make and co-ordinate such public announcements as are appropriate in relation to any such adjustments, subject to any regulatory requirements.

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